Exhibit 99.2

ImageWare Systems, Inc.

First Quarter 2005 Earnings Conference Call

May 16, 2005

11:00 a.m. EST

PARTICIPANTS:

Jim Miller, Chairman and CEO

Wayne Wetherell, Chief Financial Officer

PRESENTATION:

Operator

Good morning, ladies and gentlemen.  And welcome to the ImageWare Systems first quarter earnings 2005 earning call.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star zero on your telephone keypad.

It is now my pleasure to introduce your host, Mr. Wayne Wetherell, Chief Financial Officer of ImageWare Systems.  Thank you.  Mr. Wetherell, you may begin.

Wayne Wetherell - ImageWare Systems, Inc. – CFO

Thank you, good morning.  Before we begin our discussion, I’d like you to please note that this call may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described.  The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.  Now I’d like to introduce Jim Miller ImageWare’s Chairman and CEO.

Jim Miller - ImageWare Systems, Inc. - Chairman, CEO

Thanks.  Good morning, ladies and gentlemen.  Welcome to our first quarter call for ’05.  For those who are new to our company we’re a leading developer and provider for identity management solutions and services.  We supply biometric secure credential and software technologies that are scalable for local and for worldwide deployment.  During the first quarter of 2005, we continued to pursue our mission of setting a de facto standard framework for identity management solutions.  This mission is one to be sure of heavy lifting, as we’re still seeing emerging products and selling them into a just emerging market, comprised largely of government clients, some of whom are seeing our technology for the first time.  The work of any pioneering effort is sometimes slow-going, but we continue to believe it’s important to lay the foundation for participation in what all experts believe will be an unprecedented growth opportunity in the ID management and biometric fields.

Based upon conversations we regularly have with you all and with market analysts, it is obvious that there are some of you who still do not understand what we do and how we are positioned in the ID management and biometric markets.

So we thought this morning might be good to take a few minutes to explain how we see ourselves in this broad and varied market.  First, there are many technology companies in the ID management sector competing with each other to get their particular proprietary technology adopted.  Their particular proprietary technology might be a specific biometric, an alternative biometric algorithm, a proprietary hardware device for capturing a biometric or proprietary technology for producing an ID credential such as a smart card with a chip, laser card RFID cards or just printed cards with mag stripes or optical bar codes.  These companies are fighting for their lives to get their specific technology adopted.

Although we could, ImageWare does not compete with these companies.  Instead, we develop solutions that help the end user incorporate their technology into flexible applications to maximize their utility and minimize user risk in adopting one technology over another.  Our goal is to provide ID and biometric solutions that are agnostic as to which technology the customer wants to use.  Our integratable solutions are scalable and they’re flexible.  What this means is that a government customer may choose two biometrics and a particular credential today but can add more biometrics or change to an alternative technology and change its credential format later, without having to scrap its solution or lose the functionality of its existing database.

Our products also enable the user to scale into tens or hundreds of millions of records with a single solution.  We continue to see strong interest in our biometric engine in the first quarter and that allows users to incorporate biometrics of their choosing into their identity management frame works with unprecedented flexibility as this product is agnostic both with respect to hardware and biometric employed.  The ability for our customers to change biometric technology or add biometrics without having to move to an entirely new system or lose the functionality of previously conducted data is an extremely strong competitive advantage and we intend to aggressively exploit that in the coming quarters.

During the first quarter of ’05, we concluded work for the government of Mexico and introduced what we believe is the world’s first application that uses four biometrics, face, finger, signature and DNA all under one roof.  Our first quarter saw us launch our IWS Desktop Security product, an infrastructure software tool that will allow enterprise users to take advantage of using biometrics as well as other authentication tools to secure their networks.  This product is a key component of our strategy to move this authentication ability to government and the private sector, as they all turn to biometrics for securing their data.

Our desktop security product will be seamlessly integrated into all of our existing products and will be available for sale in all those segments.

During the first quarter, we entered into an agreement with NEC to develop these types of security solutions for the Japanese enterprise market, as well as agreed to develop new business together with NEC.

During the first quarter, we attained additional FBI certification of our law enforcement solution which includes our biometric engine and provides both fingerprint and palm print capability for civil and law enforcement use.

Our certification with Identics, Crossmatch and Smith Heimann’s hardware makes ImageWare the first company to integrate Livescan devices from all three Livescan vendors.  It also represents compliance with the FBI’s automated fingerprint system identification identity standards which clears the way for our sale of these to law enforcement customers.  International Biometric Group recently reported their explosive growth anticipated in the biometric market as well as the PC marketplace.  We’ve been working successfully to lay a foundation with our existing and new partners so that ImageWare and its shareholders can successfully and profitably participate in that market as it unfolds in both the private and public sectors.

As you look around our industry, you see the unmistakable signs of change.  The road has been long and hard as companies seek to prove their models in a new, dynamic and ever-changing industry.  We continue to believe that by stressing basic fundamentals and continuing to lay a strong foundation, built on solid products which are both useful and usable as well as premiere partners, we will be able to prove in the short and the long run that our model can achieve the success that we all seek and we certainly all deserve.

I’ll turn it over to Wayne for some commentary on the numbers and then, of course, we’ll open it up to your questions as always.

Wayne Wetherell - ImageWare Systems, Inc. – CFO

Thanks, Jim.  For the quarter ended March 31st, 2005, total sales were $2.8 million, up 28% from $2.3 million in the same period of 2004.

Product revenue in our ID segment increased by approximately $1 million in the quarter to $1.9 million from $879,000 last year.  This increase is largely due to the additional sales of our biometric engine which was introduced in 2004.

Product revenues from our law enforcement segment were $328,000 in the quarter, down from $781,000 from the same period last year.  Product revenues for our digital photography segment were $82,000 in the quarter, down from $154,000 in 2004.

Gross profits in the quarter totaled $1.7 million compared to $1.6 million for the same period last year.  Gross margins as a percentage of revenue were 60% in the quarter compared to 70% last year.

The decrease in gross margins as a percent of revenue is due to differences in product mix.  Our products are subject to fluctuations in hardware, consumables and software content on any given order which can significantly impact gross margins in a given quarter.

Operating expenses totaled $2.9 million in the quarter up from $2.6 million in 2004.  The increase in operating expenses reflects the $285,000 planned increase in spending for our sales and marketing efforts and a $58,000 increase in spending for research and development.

Net loss for the quarter ending March 31st, 2005 totaled $904,000 compared to $2.3 million for the same quarter in the prior year.  Recognized a $233,000 gain on the sale of our Singapore subsidiary in the first quarter of 2005.  Interest expense in the first quarter of 2004 totaled $1.3 million due to the treatment of financing costs wherein 2005 we reported interest income.  Net loss per share in the first quarter was $0.08, compared to $0.21 per share in 2004.  The weighted average shares outstanding increased to 12 million from 11.2 million shares last year.  Our cash balance at the end of March totaled approximately two million which includes $106,000 of restricted cash.

Our backlog of firm product orders as of March 31st totaled approximately $763,000.  In addition, we ended the quarter with backlog of $868,000 in maintenance and support under contract.

We’ll now entertain questions.

Operator

Thank you.  Ladies and gentlemen, we will now be conducting a question-and-answer session.  If you would like to ask a question, please press star 1 on your telephone keypad.  A confirmation tone will indicate your loan line is in the question queue.  You may press star 2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment, please, while we poll for questions.

Our first question comes from Christian Gollaty with the [indiscernible] Group.  Please state your question.

<Q>:  Good morning, gentlemen.

<A>:  Good morning, Christian.

<Q>:  I have three questions in ascending order:  The first is easy what were your Sarbox costs for the quarter and do you have any guidance for the year?

<A>:  Our Sarbox costs for the quarter were approximately $40,000.  As for guidance for the remainder of the year, we are — we don’t have a figure for you right now, a total figure.  But we are looking for ways to comply and be in full compliance at the lowest possible costs.  It is a very intense process and it is going to be expensive for the company and we’re trying to minimize the impact.

<Q>:  How about this as a question:  Do you think you’ll be higher or lower in coming quarters?

<A>:  I believe it will be higher in coming quarters.

<Q>:  Thank you.  Second question.  It’s really getting to the warrant repricing.  It’s a little difficult to understand.  If you could go ahead and talk about the justifications, the ramifications and the interest in doing so, that would be great.

<A>:  Warrant repricing relates to a contractual obligation that the company entered into back in —

<A>:  November of ’03.

<A>:  Actually, it was in early 2003.  We did a financing at that time with a group in San Diego.  As part of that financing, there were warrants that were issued, as well as we entered into some convertible debt.  The convertible debt and the warrants did have a ratchet, full ratchet anti-dilution clause in it.  However, as the financing was being done at market, in other words, the conversion prices and the warrant prices were at market and the total amount of convertible and warrants would have resulted in more than 20% of our outstanding shares had the debt been converted, we were required to put a clause in there that required us to get shareholder approval in order to apply to ratchet, the anti-dilution ratchet, against the debt and the warrants.  Subsequent to that, the debt has been paid off.  It was not converted.  We paid it off in full.  So those are no longer an issue.  The warrants are still outstanding.  We did do another financing in late 2003, which was at a price lower than the strike price on the warrants.

That required us to go out to shareholders and ask for a vote on reducing the warrant price under that full ratchet clause.  Hopefully that is understandable and answered your question.

<Q>:  Do all the warrants in ’03 are they going to be reset or basically from the San Diego set only?

<A>:  This is related to that one financing only.

<Q>:  And that represents, I believe it was in the filing, I believe it was 1.3 million shares; is that correct.

<A>:  Yes.

<Q>:  1.3 — 1.5?

<A>:  1 point — I believe it was 1.6, a little less than 1.6 million.

<Q>:  The true expiration on those warrants is in 2009; is that correct?

<A>:  That is correct.  All that information is available on a proxy that’s been filed with the SEC.

<Q>:  One thing I did notice in the filing when I read it, the raise is 173 at $1.22; is that a misprint?

<A>:  The raise, the original raise was earlier in 2003.  But the raise that triggered the anti-dilution clause, in other words, the raise that triggered the clause that caused us to have to put this out to a vote, happened in November of 2003.

<Q>:  Okay.  Thank you.

<A>:  The warrants were actually issued in a raise in the, I believe it was the second quarter of 2003, early in the second quarter of 2003.

<Q>:  And the last question I have is you guys have a number of very important partners.  And I was just wondering, how much have they contributed to the quarter?  And I was going to go through them in order and let you have an aggregate figure.

<A>:  I don’t think we have an aggregate figure.  You know, like everybody in this industry, Christian, they’re all at various stages of deployment.  You know the folks at Unisys incorporate some of our technology into their offerings.  They’re undergoing a number of projects that are out for bid.  And you know we’re participating in several of those.  The pilot that’s ongoing at general dynamics, you know, contributed in terms of purchase orders roughly, very roughly, $200,000.  Those things, there’s no way of really putting a nice ribbon and bow around those, in terms of how they impact any particular quarter.

Just like the same journey we’re traveling, they are too.  They’re broader in their reach.  They have access to a larger number of projects.  And the dollar number of their projects is higher.

<Q>:  That’s fine.  If you don’t have it, that’s fine.

<A>:  I don’t.

<Q>:  And the last question was basically let’s say you did a million in burn this quarter.  Is that approximately a correct answer?  A little high?  Little low?

<A>:  Our burn, we actually burned in the quarter a little less than right around $200 (inaudible) a portion of that was from operations.  The burn from normal operations was approximately a little under a million and then on top of that we reduced our current liabilities and increased some of our current assets which basically added approximately another million to our burn.  Offsetting the burn was the sale of our subsidiary in Singapore.

<Q>:  What I’m trying to figure out really, are you relying on the warrant exercise in order to generate cash in order to not have a funding or a raise in the future?

<A>:  We’re not relying on the warrant exercise for that, no.

<Q>:  You need cash and how fast will you need it going forward?

<A>:  No easy answer to that.  We have been anticipating in a number of projects.  If they materialize in a reasonable time frame then we won’t have any need — if they don’t, you have to revisit that situation.  Unfortunately, again there’s no easy answer.  Obviously we monitor the situation every day.  We’re acutely aware of it and we’ve been taking a look at this and at some point we’ll have to come to a decision on whether we need to move ahead with supplementing the cash position or whether we can simply rely on cash from operations.

<Q>:  The last question is from — I’m sorry, go ahead.  Is listing requirements, just where are the listing requirements if this is going on, going forward?

<A>:  I’m sorry, I don’t understand.  Listing requirements as to what?

<Q>:  The AMEX, are there any covenants or anything that you guys will have stipulations for going forward that will be a problem with the exchanges?

<A>:  No, no don’t anticipate any of those.

<Q>:  Okay.  Okay.  Thank you.

<A>:  You’re welcome.

Operator

Thank you.  Our next question comes from Harvey Cohen with Laidlaw.  Please state your question.

<Q>:  Since the last conference call, you have shipped product to Mexico.  I was wondering if you can give us some type of indication as to that success of the deployment and do you expect any further business coming from the south.

<A>:  Sure.  It’s a little difficult because sometimes the customers have their own reasons and their own timetable for publicizing their adoption of the technology.  But the deployment has been very successful.  It is a product that has been fully accepted, contractually accepted by the Mexican government.  It is in use as we speak.  And the results firm the customer have been very gratifying.  I think they think very highly of the system.  They have served as a reference on a number of larger projects that have gone out for bid.  And so we’ve been nothing but pleased with both our relationship with the customer and how the system has performed going forward.

And, yes, we do have expectations that there are further opportunities.  One of the great things about having of course a working system in any part of the world is that people do not have to depend on our representations.  They can contact a customer directly and get an absolutely objective view of how the system works.

There are many needs for this type of technology in all parts of the world.  And so therefore that part of the world is no exception.  And we are very optimistic that we will see future business from that particular customer and from other countries in that part of the world.

<Q>:  Okay.  One other just more general question.  You indicated both in the call and your press release that over the next 12 months you expect the rate of adoption to be unprecedented from guys that have been frustrated over a couple of years with this government and other governments.  What makes you feel so confident in that statement?

<A>:  First of all, let me say we obviously share the frustration that’s out there.  And I think all of us in this industry, you know, certainly privately when people get together, we all, frankly, shake our heads at how tough a job it’s been to get this technology out and one would have thought particularly after the events of 9/11 that things would have moved a little quicker.  That’s balanced against just selling to an institution as big and varied as domestic and foreign governments, of course.  What makes us think that is the following:  Governments around the world now have almost uniformly, I think there’s somewhere in excess of 140 of the countries of the world have now committed themselves over the next 12 months to adopt identity management solutions that incorporate biometrics.  That will be in a couple of forms.  Passports, of course, which are now going to be utilized not only for trips far afield but even across the borders, north to Canada or south into Mexico.  Those passport documents will contain at least two machine readable biometrics.  That data will only be good if it is stored and tracked and your identity is verified and authenticated.  And that’s where we come into play that timetable we now believe it has slipped a little bit.  It was originally scheduled by legislation to be at the end of ’04.  It was moved out because the governments of the world all agreed they needed time to implement.

It is now set over the next 12 months in various stages around the world.  We don’t believe that will slip.  In the private sector, we are now seeing the movement of biometrics into markets that are seeking to better secure their data and better secure the people who have access to that data.

So we see a tremendous opportunity there to move the biometric technology, the biometric engine and some of the products like our desktop security product into the private enterprise market which we still think, once it moves down the road to adoption, will, because the private sector tends to move quicker than the public sector in terms of making a buying decision.

I also think that most of the experts outside the industry who watch this industry unfold have pretty much said that over the next, the last half of ’05, all of ’06, will be a pretty attractive time for people to make these buying decisions, and we share that view.

Being out with the customers every day, seeing where they’re going, seeing the plans that they have, responding to the various RFPs and request for information on the system, you see this you know really incredible activity that has historically again not been there or at least not been there at this level.  And we now believe that governments around the world as well as private sector customers are going to make positive buying decisions and you know put money to this effort.  So that frankly has us very excited because we’ve not seen this kind of thing before.

<Q>:  Okay.  Thanks.

Operator

Ladies and gentlemen, there are no further questions at this time.  I will now turn the conference back over to your hosts to conclude.

Wayne Wetherell - ImageWare Systems, Inc. – CFO

Well, thanks very much again for your time and attention.  We very sincerely appreciate that.  We will obviously keep you posted through releases on how we’re progressing and we’ll look forward to being back together again in a couple of months to discuss the second quarter.  And thanks again.

Operator:  Thank you.  This concludes today’s conference.  Thank you all for your participation.